EXHIBIT 99.1

PRIME MERIDIAN HOLDING COMPANY

AUDIT COMMITTEE CHARTER

I.	PREFACE

The Board of Directors of Prime Meridian Holding Company (“Company”) has created an Audit Committee (“Committee”), and has adopted this Audit Committee Charter (“Charter”) on this 20th day of March, 2014.

II.	PURPOSE

The primary purposes of the Committee are the following:

•	Performing the Board’s oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices, and legal and regulatory compliance, including among other things:

•	the quality and integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	review of the independent auditors’ qualifications and independence; and

•	the performance of the Company’s internal audit function and the Company’s independent auditors.

•	Maintaining, through regularly scheduled meetings, a line of communication between the Board and the Company’s financial management, internal auditors, and independent auditors.

•	As may be required, preparing the report to be included in the Company’s annual proxy statement, in accordance with applicable Securities and Exchange Commission (“SEC”) rules and regulations.

III.	COMPOSITION AND QUALIFICATIONS

The Committee shall be appointed by the Board and shall be comprised of three or more Directors, each of whom shall meet the independence and other qualification requirements of the Sarbanes-Oxley Act of 2002 (“Act”), the NASDAQ market rules, and all other applicable laws and regulations (i.e. non-executive officer directors, who are free from any relationship that would interfere with the exercise of his or her independent judgment). Each member of the Committee shall be financially literate and have a sufficient understanding of financial reporting and systems of internal controls to properly exercise oversight. At least one member of the Committee shall have accounting or related financial management expertise, as each such qualification is interpreted by the Board in its business judgment. In addition, to the extent practicable, at least one member of the Committee shall be qualified as an “audit committee financial expert” as such term is defined by the SEC. All members must be able to devote significant commitments of time in the preparation for and participation in Committee meetings.

IV.	RESPONSIBILITIES

The Committee shall have the following duties and responsibilities:

•	Review and discuss the annual audited financial statements and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with management and the independent auditors. In connection with this review, the Committee shall:

•	Discuss with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 and the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence.

•	Review significant changes in accounting and auditing policies.

•	Review with the independent auditors any problems or difficulties encountered in the course of their audit, including any changes in the scope of the planned audit work and any restrictions placed on the scope of such work and management’s responses to such problems or difficulties.

•	Review with the independent auditors, management, and the senior internal auditing executive the adequacy of the Company’s internal controls, and any significant findings and recommendations with respect to such controls.

•	Review reports required to be submitted by the independent auditor concerning: (a) all critical accounting policies and practices used; (b) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, the ramifications of such alternatives, and the accounting treatment preferred by the independent auditors; and (c) any other material written communication with management.

•	Review: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; and (b) analyses prepared by management and/or the independent auditor setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements, including analysis of the effects of alternative GAAP methods on the financial statements and the effects of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

•	Discuss policies and procedures concerning earnings press releases and review the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Review and discuss the quarterly financial statements and the Company’s disclosures provided in periodic quarterly reports including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with management, the senior internal auditing executive, and the independent auditor.

•	Oversee the external audit coverage. The Company’s independent auditors are ultimately accountable to the Committee, which has the direct authority and responsibility to appoint, retain, compensate, terminate, select, evaluate, and, where appropriate, replace the independent auditors. In connection with its oversight of the external audit coverage, the Committee shall:

•	Have authority to appoint and replace the independent auditors (subject to ratification by the shareholders, if deemed advisable by the Board).

•	Have authority to approve the engagement letter and the fees to be paid to the independent auditors.

•	Pre-approve all audit and non-audit services to be performed by the independent auditors and the related fees for such services other than prohibited non-auditing services promulgated under the rules and regulations of the SEC (excluding inadvertent de minimus exceptions set forth in the Act and the SEC rules and regulations).

•	Obtain confirmation and assurance as to the independent auditors’ independence, including ensuring that they submit on a periodic basis (not less than annually) to the Committee a formal written statement delineating all relationships between the independent auditors and the Company. The Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for taking appropriate action in response to the independent auditors’ report to satisfy itself of their independence.

•	At least annually, obtain and review a report by the independent auditors describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and to assess the independent auditors’ independence, all relationships between the independent auditors and the Company.

•	Meet with the independent auditors prior to the annual audit to discuss planning and staffing of the audit.

•	Review and evaluate the performance of the independent auditors, as the basis for a decision to reappoint or replace the independent auditors.

•	Set clear hiring policies for employees or former employees of the independent auditors, including but not limited to, as required by all applicable laws, rules, and regulations.

•	Assure regular rotation of the lead audit partner, as required by the Act, and consider whether rotation of the independent auditing firm is required to ensure independence.

•	Oversee internal audit coverage. In connection with its oversight responsibilities, the Committee shall:

•	Review the appointment or replacement of the senior internal auditing executive.

•	Review, in consultation with management, the independent auditors and the senior internal auditing executive, the plan and scope of internal audit activities.

•	Review internal audit activities, budget, and staffing.

•	Review significant reports to management prepared by the internal auditing department and management’s responses to such reports.

•	Review with the independent auditors and the senior internal auditing executive the adequacy of the Company’s internal controls, and any significant findings and recommendations with respect to such controls.

•	Resolve any differences in financial reporting between management and the independent auditors.

•	Establish procedures for: (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Discuss policies and guidelines to govern the process by which risk assessment and risk management is undertaken.

•	Meet periodically with management to review and assess the Company’s major financial risk exposures and the manner in which such risks are being monitored, mitigated, and controlled.

•	Meet periodically (not less than annually) in separate executive session with each of the Chief Financial Officer (other senior internal auditing executive), and the independent auditors.

•	Review periodically and as needed with the Company’s corporate counsel: (a) legal and regulatory matters which may have a material effect on the Company’s financial statements; and (b) corporate compliance policies or codes of conduct.

•	As appropriate, obtain advice and assistance from outside legal, accounting, or other advisers.

•	Report regularly to the Board with respect to Committee activities and actions.

•	Prepare the report of the Committee as may be required by SEC rules and regulations.

•	Review and assess annually the adequacy of this Charter and recommend any proposed changes to the Board.

In fulfilling these duties and responsibilities, the Committee shall have full access to the Company’s books, records, facilities, personnel, and outside consultants as needed.

V.	PROCEDURES

A majority of the members of the entire Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Without a meeting, the Committee may act by unanimous written consent of all members. However, the Committee may delegate to one or more of its members the authority to grant pre-approvals of audit and permitted non-audit services, provided the decision is reported to the full Committee at its next scheduled meeting.

The Company shall provide for appropriate funding, as determined by the Committee, for the payment of compensation: (a) to outside legal, accounting, or other advisors retained by the Committee; and (b) for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out the Committee’s duties and responsibilities.

While the Committee has the responsibilities and powers set forth in the Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate, and are in accordance with GAAP. This is the responsibility of management and the independent auditors.

VI.	MEETINGS

The Committee shall meet as frequently as circumstances require, but no less than quarterly. The Committee Chair shall prepare and/or approve an agenda in advance of each meeting. Management should be available to meet with the Committee to discuss the financial reports and statements that are being presented. The Committee should also meet privately in executive session at least annually with the independent auditor and solely as a Committee to discuss any matters that the Committee believes should be discussed. Detailed minutes shall be kept of each Committee meeting. The Committee shall promptly inform the full Board of the actions taken or issues discussed at the meetings, along with providing a copy of the Committee meeting minutes.

VII.	PERFORMANCE REVIEW

The Committee shall conduct an annual performance evaluation of itself, including a review of the Committee’s compliance with this Charter. The Committee shall also annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

The foregoing Audit Committee Charter was approved by the Board of Directors of Prime Meridian Holding Company on March 20, 2014.

/s/ Richard A. Weidner
Richard A. Weidner
Chairman of the Board
Prime Meridian Holding Company

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